UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current report

Pursuant to section 13 or 15(d)

Of the securities exchange act of 1934

Date of Report (Date of earliest event reported): November 15, 2023

Battery Future Acquisition Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41158	98-1618517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Brickell Ave., #500-97545

Miami, FL 33131

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +61 545-788

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Class A ordinary share and one-half of one redeemable warrant	BFAC.U	New York Stock Exchange
Class A ordinary shares, par value $0.0001 per share	BFAC	New York Stock Exchange
Redeemable warrants, each warrant exercisable for one Class A ordinary share, each at an exercise price of $11.50 per share	BFAC.WS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

As approved by its shareholders at an extraordinary general meeting of shareholders held on November 14, 2023 (the “Meeting”), on November 14, 2023, Battery Future Acquisition Corp. (the “Company” or “BFAC”) entered into an amendment (the “Trust Agreement Amendment”) to the Investment Management Trust Agreement, dated as of December 14, 2021, and amended on June 12, 2023, with Continental Stock Transfer & Trust Company (as amended, the “Trust Agreement”). Pursuant to the Trust Agreement Amendment, the Company has extended the date by which it has to complete a business combination (the “Combination Period”) to June 17, 2024 without depositing additional funds into the Company’s trust account (the “Trust Account”).

The foregoing description of the Trust Agreement Amendment is a summary only and is qualified in its entirety by reference to the full text of the Trust Agreement Amendment which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As approved by its shareholders at the Meeting on November 14, 2023, the Company adopted an amendment to the Company’s Second Amended and Restated Memorandum and Articles of Association on November 14, 2023 (as amended, the “Charter”), allowing the Company to (1) remove the monthly extension payment the Company must make into the Trust Account to extend the Combination Period and extend the Combination Period to June 17, 2024 without depositing additional funds in the Trust Account (the “Extension Payment Removal Amendment”) and (2) eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate an initial business combination unless the Company has net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such initial business combination (the “Redemption Limitation Amendment” and, collectively with the Extension Payment Removal Amendment, the “Charter Amendment”).

The foregoing description of the Charter Amendment is a summary only and is qualified in its entirety by reference to the full text of the Charter, which is attached hereto as Exhibit 3.1 and incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 14, 2023, the Company held the Meeting. At the Meeting, the Company’s shareholders approved the following proposals: (1) a proposal to approve by special resolution an amendment to the Company’s Charter to approve the Extension Payment Removal Amendment (the “Extension Payment Removal Proposal”), (2) a proposal to approve by special resolution an amendment to the Company’s Charter to approve the Redemption Limitation Amendment (the “Redemption Limitation Amendment Proposal”) and (3) a proposal to approve the Trust Agreement Amendment (the “Trust Agreement Amendment Proposal”).

The Extension Payment Removal Proposal, the Redemption Limitation Amendment Proposal and the Trust Agreement Amendment Proposal presented at the Meeting were approved by the Company’s shareholders. The final voting results for each Proposal are set forth below.

Extension Payment Removal Proposal

The Extension Payment Removal Proposal was approved by special resolution of the Company’s shareholders, and received the following votes:

BFAC Ordinary Shares Votes For	BFAC Ordinary Shares Votes Against	BFAC Ordinary Shares Abstentions
14,388,628	1,222,571	19

Redemption Limitation Amendment Proposal

The Redemption Limitation Amendment Proposal was approved by special resolution of the Company’s shareholders, and received the following votes:

BFAC Ordinary Shares Votes For	BFAC Ordinary Shares Votes Against	BFAC Ordinary Shares Abstentions
14,388,651	1,222,567	0

Trust Agreement Amendment Proposal

The Trust Agreement Amendment Proposal was approved by ordinary resolution of the Company’s shareholders, and received the following votes:

BFAC Ordinary Shares Votes For	BFAC Ordinary Shares Votes Against	BFAC Ordinary Shares Abstentions
14,388,633	1,222,585	0

Item 8.01.	Other Events.

In connection with the shareholders’ vote at the Meeting, 6,266,236 Class A ordinary shares of the Company exercised their right to redeem such shares (the “Redemption”) for a pro rata portion of the funds held in the Trust Account. As a result, approximately $68.2 million (approximately $10.88 per share) will be removed from the Trust Account to pay such holders and approximately $56.3 million will remain in the Trust Account. Following the aforementioned redemptions, BFAC will have 13,795,599 ordinary shares outstanding, which includes 5,170,599 Class A ordinary shares and 8,625,000 Class B ordinary shares.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Amendment to the Second Amended and Restated Memorandum and Articles of Association, dated November 14, 2023.

10.1	Amendment to the Investment Management Trust Agreement, dated November 14, 2023, by and between Battery Future Acquisition Corp. and Continental Stock Transfer & Trust Company.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Battery Future Acquisition Corp.

	By:	/s/ Kristopher Salinger
	Name:	Kristopher Salinger
	Title:	Chief Financial Officer
Date: November 15, 2023

3